Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), is made as of the 1st day of April, 2016 between AngioDynamics, Inc., a Delaware corporation (the “Company”), and James C. Clemmer, an individual residing at 1310 Seaspray Lane, Sanibel, Florida 33957 (“Executive”).
WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and
WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:
1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.
2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2016; provided, however, that effective January 1, 2017 and each January 1 thereafter, the Term that is then in effect shall automatically be extended for one additional year unless the Company has given sixty (60) days written notice before the January 1 in question that the Term that is in effect at the time such notice is given will not be extended; and further provided, however, that if a Change in Control occurs during the Term, the Term shall expire no earlier than twelve (12) calendar months after the calendar month in which such Change in Control occurs. Notwithstanding the foregoing, this Agreement shall terminate if the Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control. However, anything in this Agreement (including the preceding sentence) to the contrary notwithstanding, if a Change in Control occurs and if, within three months prior to the date on which such Change in Control occurs, the Executive's employment with the Company is terminated by the Company without Cause or an event occurs that would, if it took place after the Change in Control, constitute Good Reason for termination of employment by the Executive, and if it is reasonably demonstrated by the Executive that such termination of employment by the Company or event constituting Good Reason for termination of employment by the Executive (a) was undertaken at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (b) otherwise arose in connection with or in anticipation of the Change in Control, then for purposes of this Agreement such termination of employment by the Company without Cause or event constituting Good Reason shall be deemed to occur during the 12 month period following the Change in Control and, if the

Executive terminates his employment for such Good Reason before the Change in Control, such termination of employment by the Executive shall likewise be deemed to occur during the 12 month period following the Change in Control.
3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein. Except as provided in Section 2, Section 6.3, Section 9.1 or Section 14.2 hereof, no amounts shall be payable under this Agreement unless the Executive's employment with the Company terminates following a Change in Control and during the Term. This Agreement shall not be construed as creating an express or implied contract of employment enforceable against the Company nor, except as provided in Section 4 below, enforceable against the Executive, and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.
4. The Executive's Covenants. The Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, if a Potential Change in Control occurs during the Term and the Executive is then in the employ of the Company, until the earliest of (a) the date which is six (6) months from the date of such Potential Change in Control, (b) the date of a Change in Control, (c) the date of termination by the Executive of the Executive's employment for Good Reason or by reason of death, Disability or Retirement, or (d) the termination by the Company of the Executive's employment for any reason; provided that Executive’s agreement to remain in the employ of the Company shall be subject to the condition that no adverse change occurs after the Potential Change in Control in his title, duties, responsibilities, authority, reporting relationships, compensation, benefits or indemnification rights.
5. Certain Compensation Other Than Severance Payments.

5.1               If the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive his full salary through the date of termination at the rate in effect immediately prior to the date of termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the date of termination under the terms of the Company's compensation and benefit plans, programs and arrangements as in effect immediately prior to the date of termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

5.2                Subject to Section 6.1 hereof, if the Executive's employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Any such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation and benefit plans, programs and arrangements as in effect immediately prior to the date of termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.
6. Severance Payments.
6.1              Subject to Section 6.2 and Section 6.3 hereof, if the Executive's employment is terminated following a Change in Control and during the Term either by the Company or by the Executive, other than (a) by the Company for Cause, (b) by reason of death or Disability, or (c) by the  Executive without Good Reason, (any such employment termination being hereafter sometimes referred to as a “Compensable Termination”), then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments“), in addition to any payments and benefits to which the Executive is entitled under Sections 5 and 6.3 hereof. Notwithstanding the foregoing, the Executive shall not be eligible to receive any payment or benefit provided for in this Section 6.1 unless the Executive shall have executed a release substantially in the form of Exhibit A hereto effective as of the date of the Compensable Termination or a date subsequent thereto and shall not have revoked said release.  The Severance Payments are in lieu of any severance benefits that would otherwise be payable or provided pursuant to any severance plan or practice of the Company.
i.               The Company shall pay the Executive, at the time provided in Section 6.2 below, his annual bonus for the fiscal year of the Company preceding the fiscal year of the Company in which the Compensable Termination occurs, if unpaid at the time of the Compensable Termination, the amount of such bonus to be determined by the Compensation Committee of the Board on a basis no less favorable to the Executive than its bonus determinations with respect to the Executive prior to the Change in Control, unless the Committee made no bonus determinations with respect to the Executive before the Change in Control, in which case on a basis no less favorable to the Executive than its bonus determinations with respect to other executives of comparable rank before the Change in Control.
ii.              The Company shall pay the Executive, at the time provided in Section 6.2 below, a prorated annual bonus for the fiscal year of the Company in which the Compensable Termination occurs, such prorated bonus to be determined by multiplying the “Applicable Average Bonus” as defined below in this subsection  (ii) by a fraction the numerator of which shall be the number of days elapsed in such fiscal year through (and including) the date on which the Compensable Termination occurs and the denominator of which shall be the number 365.  For purposes of this Agreement, the “Applicable Average Bonus” means the higher of (A) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the 36 months immediately preceding the Compensable Termination or, if the Executive was employed by the Company for less than 36 months before the Compensable Termination, during the period of his employment by the Company prior to the Compensable Termination (annualizing any bonus awarded for less than a full year of employment), or (B) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the three fiscal years of the Company that precede the fiscal year in which the Compensable Termination occurs or during the portion of such three fiscal years in which he was employed by the Company (annualizing any bonus awarded for less than a full year of employment), or (C) the average of all annual bonuses (including any deferred bonuses) awarded to the Executive during the 36 months preceding the date on which the Change in Control occurred or during the portion of such 36 month period in which he was employed by the Company (annualizing any bonus awarded for less than a full year of employment).
iii.             The Company shall pay the Executive, at the time provided in Section 6.2 below, a lump sum cash payment equal to two and one half (2.5) times the Executive's annual base salary at the rate in effect immediately prior to the Compensable Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason (“Base Salary”).
iv.              The Company will pay the Executive for all earned but unused vacation leave at the time of the Compensable Termination.
6.2          All payments to be made pursuant to subsections (i) through (iv) of Section 6.1 above shall be made within thirty (30) calendar days after the date on which a Separation from Service occurs coincident with or following, or within 30 days before, the date on which the Compensable Termination occurs (the “Separation from Service Date”) unless on  the Separation from Service Date the Executive is a Specified Employee, in which case such payments shall be made six months and one day after the Separation from Service Date (or, if earlier, the date of the Executive’s death).  For purposes of the preceding sentence, a Specified Employee means a “specified employee”  who is subject to the special rule set forth in subsection (a)(2)(B)(i) of section 409A of the Code and the regulations thereunder (including, without limitation, Proposed Treasury Regulation section 1.409A-1(i)) with respect to such payments.
6.3          In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either
i.                delivered in full, or
ii.               delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments, cancellation of equity awards granted within the twelve (12) month period prior to a “change in control” (as determined under Code Section 280G) that are deemed to have been granted contingent upon the change in control (as determined under Code Section 280G), cancellation of accelerated vesting of equity awards, reduction of employee benefits.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent certified public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
7. Payments During Dispute. Any payments to which the Executive may be entitled under this Agreement, including, without limitation, under sections 5 and 6 hereof, shall be made forthwith on the applicable date(s) for payment specified in this Agreement.  If for any reason the amount of any payment due to the Executive cannot be finally determined on that date, such amount shall be estimated on a good faith basis by the Company and the estimated amount shall be paid no later than 10 days after such date.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.
8. No Mitigation. The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof or any other provision of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced (a) by any compensation earned by the Executive as the result of employment by another employer, (b) by retirement benefits, (c) by offset against any amount claimed to be owed by the Executive to the Company, or (d) otherwise.
9. Successors; Binding Agreement.
9.1             In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession during the Term shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control and during the Term, except that, for purposes of implementing the foregoing, the date on which the Executive’s employment terminates (for any reason other than Cause) within 30 days before, or at any time during the Term and on or after, the date on which any such succession becomes effective during the Term shall be deemed the date of the Compensable Termination.

9.2             This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.
10.             Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to his most recent address shown on the books and records of the Company at the time notice is given and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
AngioDynamics, Inc.
14 Plaza Drive
Latham, NY 12110
Attention: Chief Executive Officer
With a copy to:
James L. Hauser
Gunderson Dettmer
1 Marina Park Drive, Suite 900
Boston, MA 02210
Facsimile: (617) 648-9199
jhaus@gunder.com

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties concerning the specific subject matter addressed by this Agreement and supersedes all prior agreements addressing the terms and conditions contained herein.  Nothing in this Agreement is intended to amend or otherwise alter the change in control provisions or any other provisions of any (a) stock option or other compensation or incentive award that may heretofore have been or may hereafter be granted to the Executive, or (b) employee benefit or fringe benefit plan in which the Executive may heretofore have been or may hereafter be a participant. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions to such sections and to IRS or SEC regulations and official guidance published thereunder. Any payments provided for hereunder shall be subject to any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.
12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
14. Settlement of Disputes; Arbitration.
14.1             All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive's claim has been denied.
14.2             Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the Albany, New York metropolitan area in accordance with the employment dispute resolution rules of the American Arbitration Association then in effect. The arbitrator shall have the authority to require that the Company reimburse the Executive for the payment of all or any portion of the legal fees and expenses incurred by the Executive in connection with such dispute or controversy. Judgment may be entered on the arbitrator's award in any court having jurisdiction.
14.3             The Company agrees to use commercially reasonable efforts to administer this Agreement, and operate any deferred compensation plans in which the Executive participates from time to time that are aggregated with this Agreement or with any payment or benefit provided by this Agreement for purposes of Section 409A of the Code (e.g., account balance plans, nonaccount balance plans, separation pay plans, and plans that are neither account balance nor nonaccount balance plans), in good faith compliance with Code Section 409A to the extent necessary to avoid inclusion of any amounts of benefits payable hereunder in the Executive’s income pursuant to Section 409A(a)(1)(A) of the Code.

14.4             If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 6 as though such termination were by the Company without Cause, or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amount pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
15. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
A.	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

B.	“Applicable Average Bonus” shall have the meaning set forth in subsection (ii) of Section 6.1.

C.	“Base Salary” shall have the meaning set forth in subsection (iii) of Section 6.1.

D.	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

E.	“Board” shall mean the Board of Directors of the Company.

F.
“Cause” for termination by the Company of the Executive's employment shall mean: (i) the willful and persistent failure by the Executive to substantially perform the Executive's duties with the Company as such duties were in effect prior to any change therein constituting Good Reason (other than any such failure resulting from the Executive's incapacity due to physical or mental illness, Disability [as such term is defined in the governing employment agreement] or any such failure after the occurrence of an event constituting Good Reason for resignation by the Executive) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, provided that such failure will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of such written demand from the Board; (ii) the engaging by the Executive in willful and persistent conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, provided that such conduct will constitute Cause only if it remains uncured for more than thirty (30) days following receipt by the Executive of a written demand from the Board to cease such conduct; (iii) the Executive’s refusal to follow a reasonable and lawful instruction from the Board after written notice and opportunity to comply ; or (iv) the Executive's conviction of: (a) a felony or (b) a crime involving fraud, dishonesty or moral turpitude. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.  The Company shall notify the Executive in a writing that specifically identifies the provision of the Cause definition that applies, and must provide the Executive a reasonable period (not less than 30 days) in which to respond and/or cure such alleged grounds to the Board’s satisfaction; and provided further that the Executive shall thereafter be granted the opportunity within a reasonable period (not more than 30 days) to appear before the Board, with counsel, to address any such claimed grounds, during which period the Company may not implement such termination.  Any purported termination of employment by the Company for Cause which does not satisfy the applicable requirements of this Section 15(F) shall be conclusively deemed to be a termination of employment by the Company without Cause for purposes of this Agreement.  To the extent that this definition of “Cause ” is more beneficial to Executive than any definition of “Cause” in any granting document relating to his stock options, restricted stock units or performance shares, the Board shall take any such necessary steps to ensure that this definition, and not any more restrictive definition contained in any granting document, shall apply.

G.	A “Change in Control” shall mean that any of the following events has occurred:
i. any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
ii. the following individuals cease for any reason to constitute a  majority of the number of directors serving on the Board: individuals who, at the beginning of any period of two consecutive years or less (not including any period prior to the date of this Agreement), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment, election or nomination for election was previously so approved or recommended; or
iii. there is consummated a merger or consolidation of the Company or any Subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company's then outstanding securities; or
iv. there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
H. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
I.   “Company” shall mean AngioDynamics, Inc. and, except in determining under Section 15(G) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
J.  “Compensable Termination” shall have the meaning set forth in Section 6.1.
K. “Disability” shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six consecutive months or for six non-consecutive months within any period of 12 consecutive months.
L.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
M. “Executive” shall mean the individual named in the first paragraph of this Agreement.
N.  “Good Reason” for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (iii), (iv) or (vii) below, such act or failure to act is corrected within thirty (30) calendar days after the Company’s receipt of written notice thereof given by the Executive within ninety (90) calendar days of such act or failure to act:
i.                  the assignment to the Executive of any duties inconsistent with the Executive's status or position in the Company immediately prior to the Change in Control, or a substantial adverse alteration in the nature, status or scope of the Executive's responsibilities or authority from his responsibilities or authority immediately prior to the Change in Control, or a reduction in his title;
ii.                a  material reduction by the Company in the Executive's annual base salary as in effect on the date of this Agreement or as the same may be increased from time to time;
iii.               a significant reduction in compensation, benefits or reimbursements provided under any employment, compensation, employee benefit or reimbursement plan or program in which the Executive is a participant which is not replaced with substantially equivalent compensation, benefits or reimbursements under another plan, program or arrangement at substantially the same cost (if any) to the Executive;
iv.               the Company fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under this Agreement or any other employment, compensation, benefit or reimbursement plan, agreement or arrangement of the Company to which the Executive is a party or in which the Executive participates;
v.                 the Company fails to pay the Executive a bonus, for each fiscal year of Employer that terminates following a Change in Control and during the Term, at least equal to 80% of the Applicable Average Bonus;
vi.               the relocation of the Executive's principal place of employment to a location which increases the Executive's one-way commuting distance by more than 40 miles, or the Company's requiring the Executive to travel on business other than to an extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;
vii.               a significant adverse change occurs, whether of a quantitative or qualitative nature, in the indemnification protection provided to the Executive for acts and omissions arising out of his service on behalf of the Company or any other entity at the request of the Company; or
viii.              a material breach by the Company of any material provision of this Agreement.
The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.  To the extent that this definition of “Good Reason” is more beneficial to Executive than any definition of “Good Reason” in any granting document relating to his stock options, restricted stock units or performance shares, the

Board shall take any such necessary steps to ensure that this definition, and not any more restrictive definition contained in any granting document, shall apply.
O. “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
P. “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
    i.               the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
    ii.              the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
    iii.             any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
    iv.              the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
Q. “Retirement” shall be deemed the reason for the termination by the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.
R.  “Separation from Service” means termination of employment with the Company and any affiliate, subsidiary, or related entity of Company. However, the Executive shall not be deemed to have a Separation from Service if he continues to provide services to the Company in a capacity other than as an employee and if he is providing services at an annual rate that is fifty percent or more of the services he rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for his services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if his service with the Company is reduced to an annual rate that is less than twenty percent of the services he rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for his services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period).

S.  “Separation from Service Date” shall have the meaning set forth in Section 6.2 hereof.
T. “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.
U. “Subsidiary” means a corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are owned or controlled, directly or indirectly, by the Company.
V. “Term“ shall mean the period of time described in Section 2 hereof (including any extension or continuation described therein).

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ANGIODYNAMICS, INC.

By: /s/ Howard W. Donnelly
Name: Howard W. Donnelly
Title: Chairman of the Board of Directors

/s/ James C. Clemmer
James C. Clemmer

EXHIBIT A
ANGIODYNAMICS, INC.
RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between AngioDynamics, Inc. (the “Company”), and James C. Clemmer (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Severance Benefits Agreement by and between Company and Executive, as amended (the “Severance Agreement”); and
WHEREAS, Executive and Company entered into an Employment Agreement, dated April 1, 2016 (the “Employment Agreement”) and a Change in Control Agreement, dated April 1, 2016 (the “Change in Control Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1. Termination. Executive’s employment from the Company terminated on [DATE].
2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information and Nondisclosure Agreement between Executive and the Company (the “Confidentiality Agreement”), as well as Section 4 of the Severance Agreement. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.
3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
4. Release of Claims. Except as set forth in the last paragraph of this Section 4, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company.  Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, and The Worker Adjustment and Retraining Notification Act;
(e) any and all claims for violation of the federal, or any state, constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.
Notwithstanding anything to the contrary in this Section 4 the foregoing Release does not impair, release, or otherwise modify (A) any obligation of the Company to Executive pursuant to any rights to the severance and other benefits payable under the Change in Control Agreement; or (B) rights to indemnification pursuant to section 4.5 of the Employment Agreement; or (C) rights to enforce this Agreement; or (D) rights to any vested Long Term Incentives under section 3.4 of the Employment Agreement in accordance with governing award agreement and plan. Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.
5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to [HR Contact Name] at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
6. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
7. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.
8. No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
9. Cooperation with Company. Executive agrees to cooperate, at the request of the Company, in the defense and/or prosecution of any charges, claims, investigations (internal or external), administrative proceedings and/or lawsuits relating to matters occurring during or relating to Executive’s period of employment about which Executive may have relevant information. Executive shall further reasonably cooperate with regard to the transition of Executive’s job duties and business relationships. Executive agrees to respond to reasonable requests for information from the Company in a timely manner.
10. No Admission of Liability. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.
11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
12. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.
13. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
15. Entire Agreement. This Agreement, along with the Confidentiality Agreement, and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
16. No Oral Modification. This Agreement may only be amended in writing signed by Executive and a duly authorized officer of the Company (other than Executive).
17. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New York.
18. Effective Date. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by both Parties.
19. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)	They have read this Agreement;

(b)	They have had the opportunity of being represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[Company Name]

Dated:  [MONTH], 20___

By: ________________________

[Name], an individual

Dated:  [MONTH], 20___
By: ________________________
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